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                                                                EXHIBIT 10.8(c)

                   AMENDMENT NO. 3 TO COLLABORATION AGREEMENT

        This Amendment No. 3 to Collaboration Agreement (the "Amendment No. 3") effective as of January 1, 1999, is entered into by and between Symyx Technologies ("Symyx") and Bayer AG ("Bayer"), and amends that certain Collaboration Agreement entered into by Bayer and Symyx effective as of March 1, 1998, as previously amended by Amendment No. 1 to Collaboration Agreement effective as of May 1, 1998 and Amendment No. 2 to Collaboration Agreement effective as of November 1, 1998 (the "Collaboration Agreement").


1. All capitalized terms not defined in this Amendment No. 3 shall have the meanings given to them in the Collaboration Agreement.

2.      Section 2.2.1 is amended by the addition of new Section 2.2.1(c):

        (c)     Addition of Polyolefin Project.

                (i) Effective as of January 1, 1999, the Research Program shall include the Polyolefin Field, which is defined as set forth in Exhibit E.

                (ii) FTEs and Experiments. During each calendar year quarter from January 1, 1999 to December 31, 2001, Symyx shall, in its discretion taking into consideration what is required to achieve the objectives of the Project Plan for the Polyolefin Field, either (i) utilize [******] FTEs to conduct the research in the Polyolefin Field or
                        (ii) [******]. Each FTE utilized by Symyx shall be qualified for the activities assigned to him or her. [******].

                (iii) Bayer agrees to pay Symyx (i) Research Expenses for research activities in the Polyolefin Field as set forth in Section 6.2.1(c), (ii) royalties with respect to Products in accordance with Section 6.15, and (iii) a technology access payment in accordance with Section 6.16.

                (iv) Following termination of research activities within the Polyolefin Field, the corresponding Research Field Committee will prepare a summary of Program Technology generated in the course of the research activities for the Polyolefin Field.

3.      Section 2.4 is amended to read in its entirety as follows:

        2.4     Research Program Term

                2.4.1   Initial Term.



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                        (a)     Fields Other Than the Polyolefin Field. The
                                Research Program, other than research activities in the Polyolefin Field, shall commence on the Effective Date and, unless extended pursuant to
                                Section 2.4.2, terminate two (2) years from the Effective Date of this Agreement (the "Initial Program Term"). The "Research Program Term" shall mean the Initial Program Term and any Extended Research Term set forth in Section 2.4.2.

                        (b) Research in Polyolefin Field. The research activities in the Research Program for the Polyolefin Field shall commence on January 1, 1999 and continue until December 31, 2001 (the "Polyolefin Project Term").

                2.4.2 Extension of Research Program Term. Both parties intend to identify and propose additional Projects (including appropriate product driven targets) that will justify the extension of the Research Program, and agree that not less than six (6) months before expiration of the Initial Research Term and any Extended Research Term, the Executive Committee will meet to discuss possible Projects for extension of the Research Program. Upon written agreement of the parties, the Research Program Term (for activities in the Research Program other than research in the Polyolefin Field) may be extended up to three (3) years (the "Extended Research Term"). Except as the parties may otherwise agree, the funding for activities (other than research activities in the Polyolefin Field) in the Research Program during the Extended Research Term, if any, shall be not less than [******] from March 1, 2000 to February 28, 2001, not less than [******] from March 1, 2001 to February 28, 2002, and not less than [******] from March 1, 2002 to February 28, 2003.

4.      Add the following new Section 2.9 to Article 2:

        2.9 Other Polyolefin Research by Symyx. It is understood that Symyx will conduct research activities outside the Research Program ("Other Polyolefin Research") during the Research Program Term for itself and/or Third Parties for the purpose of identifying catalysts for making polyolefins other than in the Polyolefin Field. In the event some Symyx employees work on both the Research Program and the Other Polyolefin Research, Symyx shall use good faith commercially reasonable efforts to avoid potential conflicts or overlaps between the Research Program and Other Polyolefin Research and misappropriation of any Confidential Information. It is understood that the library compounds are regularly used by Symyx and that Symyx can use and screen the library compounds for any use on its own behalf or for Third Parties, including without limitation for Other Polyolefin Research, except to the extent that Symyx has granted to Bayer exclusive rights to screen and optimize the library compounds in the Polyolefin Field as set forth in Section 5.1.1.

5.      Add the following new Section 2.10 to Article 2:

        2.10 EDPM. For a period of two (2) years commencing on January 1, 1999, Symyx will not conduct research on its own behalf or on behalf of any third party for the purpose of discovering or developing catalysts to make ethylene propylene diene monomer polymers ("EPDM"), except as provided in this Section 2.10. If Symyx wishes to work on catalysts for the purpose of making EPDM, either on its own behalf or on behalf of a third party, Symyx will notify Bayer in writing. Whether or not Bayer receives a notice from Symyx, if Bayer wishes to either fully fund the work by Symyx in this EPDM



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                program, if there is no third party, or share the cost of the program, if there is a third party, Bayer may so notify Symyx in writing and the parties will negotiate terms for such EPDM program. The results of such negotiations will require either shifting resources from the Research Program, or require additional funding. If Bayer does not wish to participate in the EPDM program, and Bayer does not give Symyx written consent to conduct such program on its own behalf or on behalf of a third party, then Symyx shall not conduct or initiate the EPDM program prior to January 1, 2001. Bayer understands that Symyx may have similar obligations to a third party in connection with the Other Polyolefin Research described in Section 2.9 with respect to EPDM. Notwithstanding the foregoing, in the event that a third party provides to Symyx compounds and/or potential catalysts for making EPDM, Symyx may work with such third party at any time to conduct research activities directed solely towards the optimization of such compounds and/or potential catalysts for making EPDM.

6.      Section 4.1 is amended to provide in its entirety as follows:

        4.1     Program Technology.

                4.1.1 All Fields Except Polyolefin Field. Except as provided in Sections 4.1.2 and 4.3, title to all inventions and other intellectual property made by employees or agents of Bayer and Symyx in the course of and in connection with the Research Program shall be deemed owned jointly by Symyx and Bayer, excluding Combinatorial Chemistry Technology. It is understood that, except as otherwise expressly provided in this Agreement, both Bayer and Symyx may use, sublicense, commercialize, or otherwise exploit all such jointly-owned technology without the consent of, or obligation to account to, the other party.

                4.1.2 Polyolefin Field. Bayer shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by personnel of Bayer or Bayer's Affiliates in the course of the Research Program relating to the Polyolefin Field ("Bayer Polyolefin Inventions"). Symyx shall own any inventions or discoveries conceived and reduced to practice and other intellectual property otherwise developed solely by Symyx personnel in the course of the Research Program relating to the Polyolefin Field ("Symyx Polyolefin Inventions"). Bayer and Symyx shall jointly own any inventions or discoveries conceived and/or reduced to practice in the course of the Research Program relating to the Polyolefin Field where personnel of Symyx and of Bayer have each made inventive contributions to such inventions which would result in them being determined to be joint inventors in accordance with United States patent law and other intellectual property otherwise developed jointly by personnel of Symyx and Bayer ("Joint Polyolefin Inventions").

7.      Section 5.1.2 is amended to provide in its entirety as follows:



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                5.1.2   Bayer Out of Field License. Except with respect to
                        Program Technology conceived or reduced to practice or otherwise developed in connection with the research conducted in the Polyolefin Field in connection with the Research Program, Symyx agrees to grant and hereby grants to Bayer an exclusive, worldwide, royalty-free license, with the right to sublicense, under Symyx's interest in Program Technology which was invented solely by Bayer employees and agents, to use such Program Technology outside of the Field and to develop, make, have made, import, use, offer for sale, and sell products other than for use in the applicable Field.

8.      Section 5.1.3 is amended to provide in its entirety as follows:

                5.1.3 Symyx Out of Field License. Except with respect to Program Technology conceived or reduced to practice or otherwise developed in connection with the research conducted in the Polyolefin Field in connection with the Research Program, Bayer agrees to grant and hereby grants to Symyx an exclusive, worldwide, royalty-free license, with the right to sublicense, under Bayer's interest in Program Technology which was invented solely or jointly by Symyx employees and agents, to use such Program Technology outside of the Field and to develop, make, have made, import, use, offer for sale, and sell products other than for use in the applicable Field.

                        Bayer, Bayer's Affiliates, Symyx, and Symyx's Affiliates shall each have the right to use Joint Polyolefin Inventions for internal research purposes outside of the scope of the Polyolefin Field; provided, however, that Symyx shall have the sole right to grant and authorize licenses and sublicenses under such Joint Polyolefin Inventions to third parties outside of the scope of the Polyolefin Field. It is further understood and agreed that Symyx shall have the right to grant third parties licenses under Joint Polyolefin Inventions outside of the scope of the Polyolefin Field that are exclusive even as to Bayer and Symyx, and it is specifically understood and agreed that Symyx may grant exclusive licenses under such Joint Polyolefin Inventions outside of the Polyolefin Field to certain third parties in connection with the Other Polyolefin Research described in Section 2.9, and that Symyx shall not be required to pay any amounts to Bayer hereunder in connection with such licenses.

9.      Section 5.2 is amended to provide in its entirety as follows:

        5.2 Bayer Right of First Negotiation. Subject to Symyx's obligations to third parties, Bayer will have a right of first negotiation to negotiate with Symyx to acquire an exclusive, worldwide, royalty-bearing license under Symyx's interest in Program Technology with the right to sublicense, to develop, make, have made, import, use, offer for sale and sell products other than Products, as follows: (i) Symyx will provide notice if it wishes to pursue a particular product using Program Technology solely or jointly invented by Symyx employees, and in such event within sixty (60) days the



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                parties shall commence negotiations; (ii) such negotiations shall continue for six (6) months from the date of such notice, or such longer period as the parties may agree; (iii) if Symyx and Bayer do not reach agreement within such six (6) month period, or such longer period as the parties may agree, Symyx may develop or commercialize such products (other than Products) with a third party or pursue such product itself without obligation to Bayer. However, notwithstanding any other provision of this Agreement, Bayer shall not have a right of first negotiation with respect to Program Technology that is identified, discovered or reduced to practice in connection with the Phenol Project or the research in the Polyolefin Field, and Bayer agrees (i) not to perform research or use any Lead Compound from the Phenol Project other than in connection with [******] and (ii) not to perform research or use any Lead Compound from the research in the Polyolefin Field other than in connection with [******] of polyolefins within the Polyolefin Field, unless Symyx provides written consent.

10.     Section 5.6 is amended to read in its entirety as follows:

        5.6     Combinatorial Chemistry Access & Bayer/Symyx Interface

                5.6.1 Access to Combinatorial Chemistry. The parties agree that on a case by case basis, Bayer may make a written request to purchase and/or license a piece of equipment used within the Research Program. In the event that Symyx receives such a request and may license and/or sell such equipment without violating any obligations Symyx may have to third parties, Symyx agrees for a period of ninety (90) days after receipt of such notice to negotiate the terms and conditions of such a sale and/or license including, when applicable, Symyx resources needed to assemble such equipment. It is understood and agreed that neither Symyx nor Bayer is obligated to accept or agree upon the terms of such a proposed sale and/or license. The transfer of equipment and/or technology contained in such a license will include terms for training and transfer of know-how necessary to operate the equipment. In addition, it is understood that Symyx has, at its own expense, been developing and intends to continue to develop a 48-channel parallel polymerization reactor and related analysis tools (including [******]) for synthesizing, screening or identifying polymerization catalysts (collectively, the "Discovery Tools"), and that Symyx will offer some or all of these Discovery Tools to Bayer and/or Bayer Affiliates, either through sale of equipment and supplies and/or licenses to intellectual property or some other means selected at Symyx's discretion. Symyx agrees to negotiate in good faith with Bayer to enter into a written agreement setting forth mutually agreeable terms and conditions on which Symyx will license and/or sell Discovery Tools on a non-exclusive basis. It is understood and agreed that the terms for sale of Discovery Tools by Symyx to Bayer are to be mutually agreed in writing and this Agreement does not itself obligate Symyx to sell or Bayer to purchase such Discovery Tools, or obligate either Symyx or Bayer to accept or agree to terms and conditions of any such sale and/or license.



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                5.6.2   Bayer/Symyx Interface. It is foreseeable that during the
                        course of the Research Program the focus of Symyx will relate mostly to the identification of Lead Compounds using high-throughput synthesis and screening technologies. Bayer's input in each project will increase as potential Lead Compounds are identified and further targeted/focus libraries are designed and screened. The optimization, validation, and in-depth testing of Lead Compounds is Bayer's responsibility.
                        This work will be done with equipment developed by Bayer independently from the Research Program or with equipment acquired from Symyx as mentioned in 5.6.1 above. For the purpose of enhancing the efficiency of the Research Program, the parties agree personnel will be temporarily transferred during the course of the collaboration. At least one Bayer scientist will be located in Symyx's laboratory for an anticipated period of 6 months per year. Transfer of personnel will occur once a legal infrastructure relating to confidentiality and intellectual property can be agreed upon by Bayer and Symyx. The parties will establish the required legal structure by August 30, 1999. In addition, Bayer and Symyx agree to construct a well defined interface and a new working philosophy which provides Bayer with access to combinatorial chemistry. The parties will negotiate in good faith, without obligation to agree, the terms for implementing such new working philosophy by August 30, 1999.

11.     Section 5.1 is amended by addition of the following new Section 5.1.4:

                5.1.4 License for EPDM. Within six months after the end of the Polyolefin Research Term, Bayer may identify and notify Symyx of up to five Lead Compounds which Bayer may use in a chemical synthesis program or modify using Program Technology to produce Agreement Compounds for EPDM. For so long as Bayer retains a license under Section 5.1.1 to use any Lead Compound from the research activities in the Polyolefin Field to manufacture, use and sell Products within the Polyolefin Field, and on the terms and conditions set forth in this Agreement, Symyx agrees that Bayer shall also have a non-exclusive, worldwide, royalty-bearing, license under Symyx's interest in the Program Technology to use any Lead Compound or Derivative Compounds based on the up to five Lead Compounds so notified by Bayer to develop, make, have made, use, sell, offer for sale, and import EPDM as a Product under this Agreement. Bayer understands and acknowledges that Symyx may grant similar rights regarding EPDM to a third party in connection with the Other Polyolefin Research described in Section 2.9, and that one or more Lead Compounds or Derivative Compounds to which Bayer obtains a license in the Polyolefin Field may be licensed to the third party for use outside of the Polyolefin Field, and that both Bayer and such third party may acquire licenses from Symyx to use one or more of the same Lead Compound(s) or Derivative Compound(s) to make EPDM.

12. Section 6.2.1 is amended by the addition of new Section 6.2.1(c) as follows:



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                (c)     Additional Research Funding for the Polyolefin Field. In
                        addition to the other Research Expenses to be paid to Symyx by Bayer pursuant to this Section 6.2.1, Bayer shall pay to Symyx Research Expenses for research activities in the Polyolefin Field of (i) [******] for the research activities in the Polyolefin Field between January 1, 1999 and December 31, 1999, and (ii) [******]
                        for the research activities in the Polyolefin Field between January 1, 2000 and December 31, 2000, and (iii) [******] for the research activities in the Polyolefin Field between January 1, 2001 and December 31, 2001.

13.     Article 6 is amended by the addition of new Section 6.15:

        6.15    Royalties for Polyolefin Field.

                (a)     The parties agree the royalty model set forth in Section
                        6.3 shall apply to the Polyolefin Field, and the parties shall determine the applicable Added Value Royalty Rate in accordance with Section 6.3.3

                (b) Bayer may elect, upon prior notice to Symyx, to have the forecasts and projections Bayer proposes to use in determining the Added Value Royalty Rate for the Polyolefin Field (the "Polyolefin Projections") subject to restricted access by Symyx personnel as follows: (i) Bayer shall disclose the Polyolefin Projections to one employee of Symyx designated by the Chief Executive Officer of Symyx (the "Designated Employee"); (ii) the Designated Employee shall not disclose the figures contained in the Polyolefin Projections (other than the proposed Added Value Royalty Rate and the projected net sales) to other Symyx personnel without Bayer's consent; provided, however, that the Designated Employee may disclose the Polyolefin Projections to Symyx's attorneys and the auditor described in (iii), below; and (iii) Symyx may, at Bayer's expense, have the Polyolefin Projections and the related calculation of the Added Value Royalty Rate reviewed by an independent auditor selected by Symyx, which auditor shall agree not to disclose the figures contained in the Polyolefin Projections (other than the proposed Added Value Royalty Rate and the projected net sales) to Symyx personnel other than the Designated Employee without Bayer's consent.

14.     Article 6 is amended by the addition of new Section 6.16:

        6.16 Combinatorial Polyolefin Technology Access Fee. In addition to the other payments to Symyx provided herein, Bayer shall pay to Symyx a combinatorial polyolefin technology access fee of [******]. An initial payment of [******] shall be paid to Symyx on or before January 1, 2000, and the remaining [******] shall be paid to Symyx on or before January 1, 2001. It is understood and agreed that the combinatorial polyolefin technology access fee is noncreditable and shall be non-refundable.



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16.     Article 6 is amended by the addition of new Section 6.17:

        6.17 Special Bayer Compounds. In the event Bayer wishes to include a compound identified by Bayer independently into a Field within the Research Program ("Special Bayer Compound"), Bayer shall notify Symyx in writing without revealing the identity of the compound. In the event that Symyx receives such notification, Symyx agrees for a period of ninety (90) days after receipt of such notice to negotiate special royalty terms and conditions applicable only to the Special Bayer Compound under which Bayer would agree to include the Special Bayer Compound within the appropriate Field of the Research Program. It is understood and agreed that neither Symyx nor Bayer is obligated to accept or agree upon the terms of such a proposed royalty readjustment and the parties must agree in writing before a Special Bayer Compound is included in the Research Program. This procedure will be followed on a case-by-case basis.

17. Exhibit E attached to this Amendment No. 3 is hereby incorporated into the Collaboration Agreement as Exhibit E.

18. Except as specifically modified or amended hereby, the Collaboration Agreement, as modified or amended by Amendment No. 1 to Collaboration Agreement and Amendment No. 2 to Collaboration Agreement, shall remain in full force and effect and, as modified or amended, is hereby ratified, confirmed and approved. No provision of this Amendment No. 3 may be modified or amended except expressly in a writing signed by both parties nor shall any terms be waived except expressly in a writing signed by the party charged therewith. This Amendment No. 3 shall be governed in accordance with the laws of the State of California, without regard to principles of conflicts of laws.



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IN WITNESS WHEREOF, each of the parties has executed this Amendment No. 3 as of the date indicated on this Amendment No. 3.



BAYER AG                                         SYMYX TECHNOLOGIES

By:     /s/ RUDOLF CASPER                        /s/ ISY GOLDWASSER
        ---------------------------------        ------------------------------
Name:   Prof. Dr. Casper                          Isy Goldwasser
        ---------------------------------        ------------------------------
Title:                                            President & COO
        ---------------------------------        ------------------------------
Date:    March 5, 1999                            March 2, 1999
        ---------------------------------        ------------------------------

By:     /s/ H.J. ROSENKRANZ
        ---------------------------------
Name:   Prof. Dr. Hans-Juergen Rosenkranz
        ---------------------------------
Title:  Head of Central Research
        ---------------------------------
Date:   March 5, 1999
        ---------------------------------


SYMYX CONFIDENTIAL



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                                   EXHIBIT E

[******]



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